Tatum™
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Permanent Executive Services Agreement

January 1, 2008

Mr. Bob Marbut
Chairman & CEO
Argyle Security, Inc.

Dear Mr. Marbut:

Tatum, LLC ("Tatum," "we," or "us") is pleased that Argyle Security, Inc. (the "Company," "you" or "your") desires to employ on a permanent basis, Don Neville, a member of Tatum (the "Employee"), to serve as the Chief Financial Officer of the Company. This letter along with the terms and conditions attached as Exhibit A and any other exhibits or schedules attached hereto (collectively, the "Agreement") confirms our mutual understanding of the terms and conditions upon which we will make available to you the Employee (including all of Employee's professional time and efforts) and Tatum's intellectual capital to the Employee for use in connection with the Employee's employment relationship with you.

Effective as of January 1, 2008, the Employee will become your employee serving in the capacity set forth above and, if applicable, a duly elected or appointed officer of the Company. The Employee will be subject to the supervision, direction and control of and report directly to the Company's management. While the Employee will remain a member of Tatum and have access to Tatum's intellectual capital to be used in connection with the Employee's employment relationship with you, we will have no supervision, direction or control over the Employee with respect to the services provided by the Employee to you.

Upon the execution of this Agreement, you will pay directly to Tatum $ 70,000 (the "Signing Fee"). The Company will also pay directly to Tatum 35% of the actual 2008 bonus within 90 days after 12/31/08. In addition to the Signing Fee, during the term of this Agreement, including any months with respect to which any severance payment is made to the Employee, you will pay directly to Tatum $1,000 per month (the "Resource Fee") payable by the 5th day of each calendar month, provided, however, the first payment shall be made upon execution of this Agreement and shall be prorated for any partial month. The Resource Fee will be paid through the expiration of this contract or June 30, 2011 which occurs first.

In addition, you acknowledge that the Employee will share with Tatum 15% of any cash proceeds realized from any equity or other Bonus that the Employee may be granted or provided. For purposes hereof, "Bonus" means any bonus paid, granted or provided by the Company to the Employee in equity, cash or other consideration excluding amounts related to annual bonuses paid for Employee's performance over a period of 12 months or less, broad based employee benefit plans, 401(K) plans, defined benefit pension plans, car allowances, perquisites, and relocation allowances or bonuses. Tatum will cease sharing in the profit from new equity grants that occur after January 1, 2013. All such payments of the Employee to Tatum shall be the sole responsibility of Employee, and Tatum shall have not claim against the Company for any such payments.

The Company will provide Tatum or the Employee with written evidence that the Company maintains directors' and officers' insurance covering the Employee in an amount reasonably acceptable to the Employee at no additional cost to the Employee, and the Company will maintain such insurance at all times while this Agreement remains in effect. Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this Agreement for at least three years

following the termination or expiration of this Agreement or will purchase a directors' and officers' extended reporting period or "tail" policy to cover the Employee.

We appreciate the opportunity to serve you and believe this Agreement accurately reflects our mutual understanding. We would be pleased to discuss this Agreement with you at your convenience. If the foregoing is in accordance with your understanding, please sign a copy of this Agreement and return it to my attention.

Sincerely,

Tatum, LLC

[signature]

Bob Litschi

Managing Partner

Accepted and agreed:

Argyle Security, Inc.

By: [signature]

Name: Bob Marbut

Title: Chairman & Co-CEO

Date: March 7, 2008

RM

Exhibit A

Terms and Conditions

1. **Relationship of the Parties.** The parties agree that Tatum will be serving the Company as an independent contractor for all purposes and not as an employee, agent, partner of, or joint venturer with the Company and that the Employee will be serving the Company as an employee of the Company for all purposes and not as an independent contractor.

2. **Payment Terms.** Payments to Tatum should be made by electronic transfer in accordance with the instructions set forth below or such alternative instructions as provided by Tatum from time to time. Any amounts not paid when due may be subject to a periodic service charge equal to the lesser of 1.5% per month and the maximum amount allowed under applicable law, until such amounts are paid in full, including assessed service charges. In lieu of terminating this Agreement, Tatum may suspend the provision of services (including the Employee's services if amounts owed are not paid in accordance with the terms of this Agreement).

Bank Name: Wells Fargo, N.A.
Branch: San Francisco
Account Name: Tatum, LLC
Account Number: 4121546642
Routing Number for ACH Payments: 121000248
Swift Code: WFBIUS6S
Please reference Company name in the body of the payment.

3. **Deposit.** If the Company breaches this Agreement or the terms of the employment arrangement between Employee and the Company and fails to cure such breach as provided for herein or therein, Tatum will be entitled to apply the Deposit to its or the Employee's damages resulting from such breach. In the event the Deposit falls below the amount required, the Company will pay Tatum an additional amount equal to the shortfall. Upon the expiration or termination of this Agreement, Tatum will return to the Company the balance of the Deposit remaining after application of any amounts to damages as provided for herein, including, without limitation, unfulfilled payment obligations of the Company to Tatum or the Employee

4. **Termination.**

(a) This Agreement will terminate immediately upon the effective date of termination or expiration of the Employee's employment with the Company or upon the Employee ceasing to be a member of Tatum.

(b) In the event that a party commits a breach of this Agreement and fails to cure the same within 10 days following delivery by the non-breaching party of written notice specifying the nature of the breach, the non-breaching party may terminate this Agreement effective upon written notice of such termination.

(c) The expiration or termination of this Agreement will not destroy or diminish the binding force and effect of any of the provisions of this Agreement that expressly, or by reasonable implication, come into or continue in effect on or after such expiration or termination, including, without limitation, provisions relating to payment of fees and expenses (including witness fees and expenses), hiring the Employee, governing law, arbitration, limitation of liability, and indemnity.

5. **Hiring the Employee Outside of a Tatum Agreement.** During the term of this Agreement and for the 12-month period following the termination or expiration of this Agreement, other than in connection with this Agreement or another Tatum agreement, the Company will not employ the Employee, or engage the Employee as an independent contractor. The parties recognize and agree that a breach by the Company of this provision would result in the loss to Tatum of the Employee's valuable expertise and revenue potential and that such injury will be impossible or very difficult to ascertain. Therefore, in the event this provision is breached, Tatum will be entitled to receive as liquidated damages an amount equal to 45% of the Annualized Compensation (as defined below), which amount the parties agree is reasonably proportionate to the probable loss to Tatum and is not intended as a penalty. The amount will be due and payable to Tatum upon written demand to the Company. If a court or arbitrator determines that liquidated damages are not appropriate for such breach, Tatum will have the right to seek actual damages and/or injunctive relief. "Annualized Compensation" means the equivalent of the Employee's most recent salary with the Company calculated on full-time annual basis and the maximum amount of any bonus for which the Employee was eligible with respect to the then-current bonus year.

6. **Warranties and Disclaimers.** It is understood that Tatum does not have a contractual obligation to the Company other than to provide the Employee to the Company and to provide the Employee access to Tatum's intellectual capital to be used in connection with the Employee's employment relationship with the Company. The Company acknowledges that any information, including any resources delivered through Tatum's proprietary information and technology system, will be provided by Tatum as a tool to be used in the discretion of the Company. Tatum will not be responsible for any action taken by the Company in following or declining to follow any of Tatum's or the Employee's advice or recommendations. Tatum represents to the Company that Tatum has conducted its standard screening and investigation procedures with respect to the Employee becoming a member of Tatum, and the results of the same were satisfactory to Tatum. Tatum disclaims all other warranties, whether express, implied or statutory. Without limiting the foregoing, Tatum makes no representation or warranty as to the services provided by the Employee, or the accuracy or reliability of reports, projections, certifications, opinions, representations, or any other information prepared or made by Tatum or the Employee (collectively, the "Information") even if derived from Tatum's intellectual capital, and Tatum will not be liable for any claims of reliance on the Information or that the Information does not comply with federal, state or local laws or regulations. The services provided by Tatum hereunder are for the sole benefit of the Company and not any unnamed third parties. The services will not constitute an audit, review, or compilation, or any other type of financial statement reporting or attestation engagement that is subject to the rules of the AICPA or other similar state or national professional bodies and will not result in an opinion or any form of assurance on internal controls.

7. **Limitation of Liability; Indemnity.**

(a) The liability of Tatum in any and all categories and for any and all causes arising out of this Agreement, whether based in contract, tort, negligence, strict liability or otherwise will, in the aggregate, not exceed the fees paid by the Company to Tatum over the term of the Agreement. In no event will Tatum be liable for incidental, consequential, punitive, indirect or special damages, including, without limitation, any interruption or loss of business, profit or goodwill. As a condition for recovery of any liability, the Company must assert any claim against Tatum within three months after discovery or 60 days after the termination or expiration of this Agreement, whichever is earlier.

the preceding two years RH

(b) The Company agrees to indemnify Tatum and the Employee to the full extent permitted by law for any losses, costs, damages, and expenses (including reasonable attorneys' fees), as they are incurred, in connection with any cause of action, suit, or other proceeding arising in connection with the Employee's services to the Company.

8. **Governing Law, Arbitration, and Witness Fees.**

(a) This Agreement will be governed by and construed in accordance with the laws of the State of Georgia, without regard to conflicts of laws provisions.

(b) If the parties are unable to resolve any dispute arising out of or in connection with this Agreement, the parties agree and stipulate that any such disputes will be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The arbitration will be conducted in the Atlanta, Georgia office of the AAA by a single arbitrator selected by the parties according to the rules of the AAA, and the decision of the arbitrator will be final and binding on both parties. In the event that the parties fail to agree on the selection of the arbitrator within 30 days after either party's request for arbitration under this Section, the arbitrator will be chosen by the AAA. The arbitrator may in his or her discretion order documentary discovery but will not allow depositions without a showing of compelling need. The arbitrator will render his or her decision within 90 days after the call for arbitration. Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction. The arbitrator will have no authority to award damages in excess or in contravention of this Agreement and may not amend or disregard any provision of this Agreement, including this Section. Notwithstanding the foregoing, either party may seek appropriate injunctive relief from any court of competent jurisdiction, and Tatum may pursue payment of undisputed amounts through any court of competent jurisdiction.

(c) In the event any member or employee of Tatum (including, without limitation, the Employee to the extent not otherwise entitled in his or her capacity as an employee of the Company) is requested or authorized by the Company or is required by government regulation, subpoena, or other legal process to produce documents or appear as witnesses in connection with any action, suit or other proceeding initiated by a third party against the Company or by the Company against a third party, the Company will, so long as Tatum is not a party to the

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proceeding in which the information is sought, reimburse Tatum for its member's or employee's professional time (based on customary rates) and expenses, as well as the fees and expenses of its counsel (including the allocable cost of in-house counsel), incurred in responding to such requests.

9. **Miscellaneous.**

(a) This Agreement constitutes the entire agreement between the parties with regard to the subject matter hereof and supersede any and all agreements, whether oral or written, between the parties with respect to its subject matter. No amendment or modification to this Agreement will be valid unless in writing and signed by both parties.

(b) If any portion of this Agreement is found to be invalid or unenforceable, such provision will be deemed severable from the remainder of this Agreement and will not cause the invalidity or unenforceability of the remainder of this Agreement, except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

(c) Neither the Company nor Tatum will be deemed to have waived any rights or remedies accruing under this Agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy. The waiver by any party of a breach or violation of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this Agreement.

(d) Neither party will be liable for any delay or failure to perform under this Agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party's reasonable control.

(e) The Company may not assign its rights or obligations under this Agreement without the express written consent of Tatum. Nothing in this Agreement will confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns and the Employee.

(f) The Company agrees to reimburse Tatum for all costs and expenses incurred by Tatum in enforcing collection of any monies due under this Agreement, including, without limitation, reasonable attorneys' fees.

(g) The Company agrees to allow Tatum to use the Company's logo and name on Tatum's website and other marketing materials for the sole purpose of identifying the Company as a client of Tatum. Tatum will not use the Company's logo or name in any press release or general circulation advertisement without the Company's prior written consent.